EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into effective as of July 1, 2018, by and between Stuart W. Epperson, an individual ("Executive"), and Salem Communications Holding Corporation, a Delaware corporation (the "Company").

RECITALS

WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated July 1, 2017 (the "Old Employment Agreement");

WHEREAS, the Executive and the Company wish to terminate the Old Employment Agreement, effective as of midnight on June 30, 2018;

WHEREAS, the Company desires to employ Executive in the capacity of Chairman of the Board of the Company on the terms and conditions set forth herein; and

WHEREAS, Executive desires to serve in such capacity on behalf of the Company and to provide to the Company the services described herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1.	Employment by the Company and Term.

(a)          Duties. Subject to the terms set forth herein, the Company agrees to employ Executive as Chairman of the Board and Executive hereby accepts such employment. As Chairman of the Board, Executive shall have the authority, functions, duties, powers and responsibilities for Executive's corporate office and position as set forth in the Company's Bylaws from time to time and such other authority, functions, duties, powers and responsibilities as the Board of Directors of the Company (the "Board") may from time to time prescribe or delegate to Executive, in all cases to be consistent with Executive's corporate offices and positions. Notwithstanding the foregoing, the Board may change Executive’s title, corporate office, positions, authority, functions, duties, powers and responsibilities from time to time if it, in its sole discretion, believes such change(s) to be in the best interest of the Company, provided that in no event shall Executive’s status be of lesser stature than as non-executive Vice Chairman.

(b)          Full Time and Best Efforts. During the Term, Executive shall apply, on a full-time basis, all of his skill and experience to the performance of his duties hereunder and shall not, without the prior consent of the Board, devote substantial amounts of time to outside business activities. The performance of Executive's duties shall be primarily in Winston-Salem, North Carolina and Jacksonville, Florida, subject to reasonable travel as the performance of his duties in the business may require. Notwithstanding the foregoing, Executive may devote a reasonable amount of his time to civic, community, charitable or passive investment activities in a manner which is reasonably consistent with his historic practices.

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(c)          Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company and of its parent, Salem Media Group, Inc., a Delaware corporation (“Parent”), including without limitation the policies described in Section 10 of this Agreement, except that when the terms of this Agreement differ from or are in conflict with the Company's or Parent’s general employment policies or practices, this Agreement shall control.

(d)          Term. Executive’s term of employment under this Agreement shall commence as of the date hereof (the “Effective Date”) and, subject to the terms hereof, shall terminate on such date (the “Termination Date”) that is the earlier of: (1) June 30, 2019, or (2) the termination of Executive’s employment pursuant to Section 4 of this Agreement. The period from the Effective Date until the Termination Date shall be defined herein as the “Term.”

2.	Compensation and Benefits.

(a)          Cash Salary. Executive shall receive for services to be rendered hereunder an annual base salary (the "Base Salary"), at a rate of Two Hundred Twenty Five Thousand Dollars ($225,000).

(b)          Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability, compensation or other plan or program of the Parent or Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate. The availability and terms of such benefit plans shall be set by the Board of Directors of Parent, or its designated committee, and may change from time-to-time. Executive shall be required to comply with all conditions attendant to coverage by the benefit plans hereunder and shall be entitled to benefits only in accordance with the terms and conditions of such plans as they may be enumerated from time to time.

(c)          Perquisites. During the Term, the Company shall provide Executive with the perquisites and other fringe benefits generally made available to senior executives of the Company and any such other benefits as the Board of Directors of Parent, or its designated committee, may elect to grant from time-to-time including the following:

(1)         Automobile Allowance. The Company shall provide Executive, at no cost to Executive, the use of a company-owned or company-leased vehicle of a cost and quality reasonably acceptable to the Company but, in any event, equal to or exceeding the cost and quality of the vehicle presently used by Executive. The Company shall pay, or reimburse Executive for, all costs associated with operating, maintaining and insuring such automobile, provided such costs are itemized and presented to the company in writing and in a form as then prescribed by the Company in its policies for the reimbursement of employee business expenses;

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(2)         Life Insurance. The Company shall provide Executive the death benefit provided under a split-dollar life insurance policy pursuant to a separate Split Dollar Life Insurance Agreement dated January 10, 2011, and entered into by Executive and the Company;

(3)         Regulatory Filings. The Company shall pay for all governmental and regulatory filings required by Executive solely as a result of his position as an officer or director of the Company or Parent, including, but not limited to, all Section 16 filings required by Executive. For avoidance of doubt, such filings would include SEC Forms 4 and 5 and Schedule 13G and FCC ownership reports and transfer applications and would not include other filings required in connection with the sale of company stock by Executive;

(4)         Regulatory Filings/Fees Associated with Option Exercises. In the event Executive is required to make regulatory filings as a result of his exercise of options granted him by the Company for the purchase of stock of the Parent, the Company shall pay the cost of such filings, including any filing fee. The benefits provided in this Section 2(c)(4) shall include full reimbursement for any income and employment taxes applicable to such benefits;

(5)         Travel and Entertainment Expenses. Reasonable, bona-fide Company-related entertainment and travel expenses incurred by Executive in accordance with the Employee Handbook, Code of Ethical Conduct, Financial Code of Conduct and other written policies, all as issued by the Company, relating thereto shall be reimbursed or paid by the Company; and,

(6)          Health Benefit. Employer will pay the employee, spouse and dependents portions of the monthly group health care premiums on behalf of Executive.

3.	Bonuses.

In addition to the other compensation of Executive as set forth herein, and subject to the provisions of Section 4 hereof, Executive shall be eligible for an annual merit bonus in an amount to be determined at the discretion of the Board of Directors of the Company, which bonus may be paid in cash, stock, stock options or a combination thereof.

4.	Termination of Employment.

(a)	Termination For Cause.

(1)         Termination; Payment of Accrued Salary. The Board may terminate Executive's employment with the Company at any time for Cause (as hereinafter defined), immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive's employment is terminated for Cause, Executive shall receive payment for all accrued salary through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

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(2)         Definition of Cause. For the purposes of this Agreement, “Cause” shall mean, without limitation, the following: (A) continued gross neglect, malfeasance or gross insubordination in performing duties assigned to Executive; (B) a conviction for a crime involving moral turpitude; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) in connection with employment, or a malicious action by Executive toward Parent, Company, or their affiliates or related entities (together with Parent, collectively “Affiliates”); (D) a violation of the provisions of Section 6(a) hereof; (E) a willful breach of this Agreement; (F) disloyalty; and (G) material and repeated failure to carry out reasonably assigned duties or instructions consistent with Executive’s position.

(b)          Termination by Executive. Executive shall have the right, at his election, to terminate his employment with the Company by notice to the Company to that effect: (1) if the Company shall have failed to substantially perform a material condition or covenant of this Agreement ("Company's Material Breach") or (2) if the Company materially reduces or diminishes Executive's powers and responsibilities hereunder; provided, however, that a termination under clauses (1) and (2) of this Section 4(b) shall not be effective until Executive shall have given notice to the Company specifying the claimed breach and, provided such breach is curable, Company fails to correct the claimed breach within 30 days after the receipt of the applicable notice or such longer term as may be reasonably required by the Company due to the nature of the claimed breach (but within 10 days if the failure to perform is a failure to pay monies when due under the terms of this Agreement).

(c)          Termination Upon Disability. The Company may terminate Executive's employment in the event Executive suffers any mental or physical impairment which prevents Executive at any time during the Term from performing the essential functions of his full duties for a period of 180 days within any 270 day period and Executive thereafter fails to return to work within 10 days of notice by the Company of intention to terminate (“Disability”). After the Termination Date, which in the event of a Disability shall be the date upon which notice of termination is given, no further compensation shall be payable under this Agreement except that Executive shall receive the accrued portion of any salary and bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan plus severance equal to 100% of his then Base Salary for 15 months without offset for any disability payments Executive may receive, payable in equal monthly installments. After the Termination Date following a Disability, any then unvested or time-vested stock options previously granted to Executive by the Company shall become immediately one hundred percent (100%) vested.

(d)          Termination Without Cause. In the event that, during the Term, Executive's employment is terminated by the Company other than pursuant to Section 4(a) or 4(c), or by Executive pursuant to Section 4(b), the Company shall pay Executive as severance an amount equal to his then Base Salary for the longer of six months or the remainder of the Term, less standard withholdings for tax and social security purposes, payable in equal installments over six consecutive months, or, if longer, the number of months remaining in the Term, commencing immediately following termination, in monthly pro rata payments commencing as of the Termination Date, plus the accrued portion of any bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan.

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(e)          Benefits Upon Termination. All benefits provided under Section 2(b) hereof shall be extended at the Executive's cost, to the extent permitted by the Company's insurance policies and benefit plans, for six months after Executive's Termination Date, except (i) as required by law (e.g. COBRA health insurance continuation election) or (ii) in the event of a termination by the Company pursuant to Section 4(a).

(f)          Termination Upon Death. If Executive dies prior to the expiration of the Term, the Company shall (1) continue coverage of Executive's dependents (if any) under all applicable benefit plans or programs of the type listed above in Section 2(b) herein for a period of 12 months, to the extent permitted by the Company’s insurance policies and benefit plans, and (2) pay to Executive's estate the accrued portion of any salary and bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan. After the Termination Date, which in this event shall be the date of Executive’s death, any then unvested or time-vested stock options previously granted to Executive by the Company shall become immediately one hundred percent (100%) vested.

(g)          No Offset. Executive shall have no duty to mitigate any of his damages or losses and the Company shall not be entitled to reduce or offset any payments owed to Executive hereunder for any reason.

5.	Right of First Refusal on Corporate Opportunities.

During the Term, Executive agrees that he shall, prior to exploiting a Corporate Opportunity (hereafter defined) for his own account or for the benefit of an immediate family member’s account, offer the Company a right of first refusal with respect to such Corporate Opportunity. For purposes of this Section 5, “Corporate Opportunity” shall mean any business opportunity that is in the same or a related business as any of the businesses in which the Company or any of its Affiliates is involved. The determination as to whether a business opportunity constitutes a Corporate Opportunity shall be made by the Nominating and Corporate Governance Committee of Parent or a majority of the disinterested and independent members of the Board, and their determination shall be based on an evaluation of: (a) the extent to which the Corporate Opportunity is within the Company’s or any of its Affiliates’ existing lines of business or its existing plans to expand; (b) the extent to which the Corporate Opportunity supplements the Company’s or any of its Affiliates’ existing lines of activity or complements the Company’s or any of its Affiliates’ existing methods of service; (c) whether the Company has available resources that can be utilized in connection with the Corporate Opportunity; (d) whether the Company is legally or contractually barred from utilizing the Corporate Opportunity; (e) the extent to which utilization of the Corporate Opportunity by Executive would create conflicts of interest with the Company or any of its Affiliates; and (f) any other factors the Nominating and Corporate Governance Committee or such disinterested and independent Board members deem(s) appropriate under the circumstances.

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6.	Executive’s Obligations.

(a)          Confidential Information. Executive agrees that, during the Term or at any time thereafter:

(1)         Executive shall not use for any purpose other than the duly authorized business of Company, or disclose to any third party, any information relating to Company or any of its Affiliates which is proprietary to Company or any of its Affiliates ("Confidential Information"), including any customer list, contact information, rate schedules, programming, data, plans, intellectual property, trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Agreement consistent with Company's policies) regardless of whether or not such information has been labeled as “confidential”; and

(2)         Executive shall comply with any and all confidentiality obligations of Company to a third party, whether arising under a written agreement or otherwise.

(b)        Work For Hire.

(1)         The results and proceeds of Executive’s services to Company, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with Company and/or any of its Affiliates and any works in progress resulting from such services, shall be works-made-for-hire and Company shall be deemed the sole owner of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner Company determines in its sole discretion without any further payment to Executive. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, whether now known or hereafter defined or discovered, and Company shall have the right to use the work in perpetuity in any location and in any manner Company determines in its sole discretion without any further payment to Executive.

(2)         Executive shall do any and all things which Company may deem useful or desirable to establish or document Company's rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if Executive is unavailable or unwilling to execute such documents, Executive hereby irrevocably designates the Chief Executive Officer of Parent or his designee as Executive’s attorney-in-fact with the power to execute such documents on Executive’s behalf. To the extent Executive has any rights in the results and proceeds of Executive’s services under this Agreement that cannot be assigned as described above, Executive unconditionally and irrevocably waives the enforcement of such rights.

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(3)        Works-made-for-hire do not include subject matter that meets all of the following criteria: (A) is conceived, developed and created by Executive on Executive’s own time without using the Company’s or any of its Affiliate’s equipment, supplies or facilities or any trade secrets or confidential information, (B) is unrelated to the actual or reasonably anticipated business or research and development of Company or any of its Affiliates of which Executive is or becomes aware; and (C) does not result from any work performed by Executive for Company or any of its Affiliates.

(c)          Return of Property. All documents, data, recordings, equipment or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with Company or any of its Affiliates shall remain the exclusive property of Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment and no copies thereof shall be kept by Executive; provided, however, that Executive shall be entitled to retain documents reasonably related to his prior interest as a shareholder. Upon termination of employment, Executive shall promptly return all property of Company or any of its Affiliates.

(d)          Use of Executive’s Name, Image and Likeness. Company may make use of Executive’s name, photograph, drawing or other likeness in connection with the advertising or the giving of publicity to Company, Parent or a program broadcast or content provided by Company, Parent or any Affiliates. In such regard, Company may make recordings, transcriptions, videotapes, films and other reproductions of any and all actions performed by Executive in his or her capacity as an Executive of Company, including without limitation any voice-over or announcing material provided by Executive (collectively “Executive Performances”). Company shall have the right to broadcast, display, license, assign or use any Executive Performances on a royalty-free basis without additional compensation payable to Executive.

7.	Noninterference.

While employed by the Company and for a period of two years thereafter, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any executive or material employee of the Company or any of its Affiliates to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other Company.

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8.	Noncompetition.

Because of the need to protect the Company’s business interests, including confidential information known by Executive, and as consideration for Company’s offer to employ Executive for the Term, Executive agrees that during the Term and for a period of two years thereafter, he shall not, without the prior consent of the Company, directly or indirectly, be employed by, be connected with, or have an interest in, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is in competition with the business of the Company or any of its Affiliates (a) during the Term, in any location, and (b) for the two-year period following the termination of this Agreement, in any province, state or jurisdiction in the United States in which the Company or any of its Affiliates was conducting business at the date of termination of Executive's employment and continues to do so thereafter; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than one percent of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc. Notwithstanding the foregoing, this paragraph shall not operate to limit Executive’s ability to provide non-confidential information to, serve on the board of directors of, or be employed by any 501(c)(3) organization, including any such organization operating non-commercial radio station(s).

9.	Remedies.

Executive acknowledges that a breach or threatened breach by Executive of any the provisions of Sections 5, 6, 7 or 8 will result in the Company and its stockholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of monetary damages alone. Accordingly, Executive agrees that the Company shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled should there be such a breach or threatened breach.

10.	Personal Conduct.

Executive agrees to promptly and faithfully comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business, including without limitation the policies and requirements set forth in Parent’s Employee Handbook, Code of Ethical Conduct and Financial Code of Conduct. Executive further agrees to comply with all laws and regulations pertaining to Executive’s employment with the Company. Executive hereby agrees not to engage in any activity that is in direct conflict with the essential interests of the Company or any of its Affiliates. Executive hereby acknowledges that nothing set forth in the Employee Handbook, Code of Ethical Conduct or Financial Code of Conduct or any other policy issued by the Company or Parent shall be deemed to create a separate contractual obligation, guarantee or inducement between Executive and the Company.

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11.	Indemnification.

The Company shall indemnify Executive to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses). Executive shall be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding (other than any action, suit or proceeding arising under or relating to this Agreement) to which Executive may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its Affiliates, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. The Company covenants to maintain during Executive’s employment for the benefit of Executive (in his capacity as an officer and director of the Company) Directors’ and Officers’ Insurance providing benefits to Executive no less favorable, taken as a whole, than the benefits provided to the other senior executives of the Company by the Directors’ and Officers’ Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors’ and Officers’ Insurance for all officers and directors, including Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

12.	Miscellaneous.

(a)          Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (1) personal delivery (including personal delivery by e-mail or fax), (2) on the first day after mailing by overnight courier, or (3) on the third day after mailing by first class mail, to the recipient at the address indicated below:

To the Company:

Salem Communications Holding Corporation

4880 Santa Rosa Road

Camarillo, California 93012

Attention: Christopher J. Henderson, Senior Vice President, General Counsel &

Secretary

To Executive:

Stuart W. Epperson

3780 Will Scarlet Road

Winston-Salem, NC 27104

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

(b)          Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom, and all remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

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(c)          Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of Executive by the Company or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no further force and effect.

(d)          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same agreement.

(e)          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f)          Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g)          Attorneys' Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney's fees, as well as costs and disbursements, in addition to other relief to which he or it may be entitled.

(h)          Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of California.

(i)          Resolution of Disputes. Company and Executive mutually agree to resolve any and all legal claims arising from or in any way relating to Executive’s employment with Company through mediation or, if mediation does not resolve the claim or dispute within ten (10) days of notice demanding mediation, by binding arbitration under the Federal Arbitration Act subject to the terms and conditions provided below. Notwithstanding the foregoing, insured workers’ compensation claims (other than wrongful discharge claims) and claims for unemployment insurance are excluded from arbitration under this Agreement. This Agreement does not prevent the filing of charges with administrative agencies such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or equivalent state agencies. Arbitration shall be conducted in Ventura County, California in accordance with any of the following, at Executive’s election: (a) the JAMS® Employment Rules of Procedure, or (b) the rules of procedure issued by another alternative dispute resolution service mutually acceptable to Executive and Company. Any award issued in accordance with this Section 12(i) shall be rendered as a judgment in any trial court having competent jurisdiction. Company shall pay the arbitration fees and expenses, less any filing fee amount the Executive would otherwise have to pay to pursue a comparable lawsuit in a United States district court in the jurisdiction where the dispute arises or state court in the jurisdiction where the dispute arises, whichever is less. All other rights, remedies, exhaustion requirements, statutes of limitations and defenses applicable to claims asserted in a court of law shall apply in the arbitration. Executive expressly waives any presumption or rule, if any, which requires this Agreement to be construed against the Company.

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(j)          Integration. This Agreement comprises the entire understanding of the parties with respect to the subject matter and shall supersede all other prior written or oral agreements, including without limitation the Old Employment Agreement.

{Continued on the following page.}

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(k)          Survival; Modification of Terms. No change in Executive’s duties or salary shall affect, alter, or otherwise release Executive from the covenants and agreements contained herein. All post-termination covenants, agreements, representations and warranties made herein by Executive shall survive the expiration or termination of this Agreement or employment under this Agreement in accordance with their respective terms and conditions.

IN WITNESS WHEREOF, the parties have executed this agreement effective as of the date first written above.

"EXECUTIVE"

/s/ Stuart W. Epperson
Stuart W. Epperson

"COMPANY"

SALEM COMMUNICATIONS HOLDING CORPORATION

By:	/s/ EDWARD G. ATSINGER III
Edward G. Atsinger III
Chief Executive Officer

I hereby certify that the terms and conditions of this Employment Agreement have been reviewed and approved by the Compensation Committee of Salem Media Group, Inc.

Effective Date: July 1, 2018	/s/ RICHARD RIDDLE
Richard Riddle
Chairman of the Compensation Committee,
Salem Media Group, Inc.